Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
New York REIT, Inc.:

We consent to the use of our reports dated February 26, 2016, with respect to the consolidated financial statements of New York REIT, Inc. as of December 31, 2015 and 2014, and for years then ended, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
December 22, 2016